Exhibit 99.1

BGC Partners Reports First Quarter 2010 Financial Results

NEW YORK, NY – May 5, 2010 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global intermediary to the wholesale financial markets, today reported its financial results for the first quarter ended March 31, 2010.

First Quarter Financial Summary

•

Pre-tax distributable earnings[1] increased by 49.1 percent to $44.8 million or $0.20 per fully diluted share in the first quarter of 2010, compared with $30.1 million or $0.15 per fully diluted share in the year-earlier quarter.

•

Post-tax distributable earnings increased by 68.7 percent to $38.1 million or $0.17 per fully diluted share in the first quarter of 2010, compared with $22.6 million or $0.11 per fully diluted share in the first quarter of 2009.

•	First quarter 2010 revenues as used to calculate distributable earnings increased by 22.0 percent to $348.9 million compared with $286.1 million in the year-earlier period.

•

The Company’s revenues for the first quarter of 2010 as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 22.3 percent to $347.2 million, compared with $283.9 million in the first quarter of 2009.

•

GAAP (loss) income from continuing operations before income taxes was ($13.9) million in the first quarter of 2010, due primarily to the one-time, non-recurring items discussed below, compared with $21.3 million in the year-earlier period.

•	GAAP net (loss) income for fully diluted shares was ($4.2) million or ($0.05) per share in the first quarter of 2010, compared with $19.9 million or $0.10 per share in the year-earlier period.

•	BGC Partners’ Board of Directors declared a record quarterly cash dividend of $0.14 per share payable on May 28, 2010 to Class A and Class B common stockholders of record as of May 14, 2010.

Restructuring of Compensation Agreements

At the end of March, 2010, BGC Partners completed its global compensation restructuring related to the modification of pre-merger employee contractual arrangements. As a result, the Company incurred a one-time $41.3 million non-recurring GAAP charge.

Partnership Enhancement Program

During the first quarter the Company began a program to enhance its employment arrangements by leveraging its unique partnership structure. Participating partners generally agree to extend the lengths of their employment agreements and to other contractual modifications sought by the Company. These partners also generally agree to accept a larger portion of their compensation in PSUs or PSIs.2

[1]

These calculations are based on BGC Partners’ revised definition of distributable earnings, which has been adjusted to exclude repurchases, cancellations or redemptions of partnership interests; and to exclude one-time, non-recurring items, if any. See the sections of this release entitled “Distributable Earnings” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete definition of this term and how, when and why management uses it.

[2]

In March 2010, BGC Partners created two new partnership units, called PSUs and PSIs. These new units are similar to REUs and RPUs, respectively, except that they have no associated post-termination payments.

Unit Redemptions and Share Repurchases

During the quarter, and as part of its partnership enhancement program, BGC Partners redeemed 4.6 million PSIs, REUs, RPUs, and Founding Partner Units for $28.4 million in cash. Under GAAP, the Company was required to take a first quarter charge of $15.7 million relating to this redemption.

In addition, between January 1, 2010 and April 30, 2010, BGC Partners repurchased 2.9 million common Class A shares for $17.4 million in cash. Taken together, the unit redemptions and share repurchases resulted in a 7.5 million decrease in fully diluted share count3 at an average cost to the Company of $6.08 per share or unit.

As part of this restructuring process, another 6.1 million REUs and RPUs were redeemed for an equal number of PSIs, with no impact on fully diluted share count.

Management Comments on First Quarter 2010 Financial Results

“BGC grew brokerage revenues by 23.4 percent, with Equities and Other Asset Classes up by 72.9 percent, Foreign Exchange up by 39.8, and Rates up by 27.6 percent, all when compared to a year-ago,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners, Inc. “Post-tax distributable earnings grew by 68.7 percent year-over-year, and this gain once again outpaced overall revenue growth, largely due to the scale and leverage of our business model. Pre-tax distributable earnings per share increased 33.3 percent, while post-tax distributable earnings per share increased 54.5 percent, compared to the first quarter of 2009. Consequently, our quarterly dividend to common stockholders will be up 55.6 percent year over year.”

“BGC once again generated strong year over year growth in fully electronic volumes and revenues across Rates, Credit, and FX,” said Shaun D. Lynn, President of BGC Partners, Inc. “Total revenues related to fully electronic trading were up by 57.9 percent compared to the year-ago quarter. This growth was broad based across multiple desks in Europe, the Americas, and Asia. BGC now generates fully electronic revenues from nearly 40 desks compared to less than 10 as of the eSpeed merger in April of 2008. We expect this figure to increase as we roll out BGC Trader and Volume Match to more desks around the world.

“Moreover, BGC’s broker and sales force headcount increased by 19.0 percent versus a year earlier, while our front-office productivity grew by 17.0 percent sequentially and 5.2 percent year-over-year, representing our strongest productivity increases ever. Because we have been able to accretively hire and acquire, expand our geographic footprint, and greatly increase our revenues related to fully electronic trading, we believe that BGC will continue to grow revenues, profits, and overall market share,” Mr. Lynn concluded.

Mr. Lutnick concluded: “The overall performance of the company continues to improve as we increase revenues generated from fully electronic trading, extend employment agreements, increase the percentage of compensation partners receive in the form of restricted partnership units, and lower our effective tax rate for distributable earnings. As a result, we expect to increase the amount of cash available for dividends and share repurchases. These changes

[3]	On a distributable earnings basis.

enhance shareholder value. In addition, we began our global partnership enhancement program in March. As we complete our plan, we expect it to further improve BGC’s competitive position in the marketplace by increasing employee retention, gradually lowering our compensation expenses for distributable earnings, further aligning the interests of our partners with those of our shareholders, and lowering our long-term effective tax rate for distributable earnings.”

First Quarter Revenues

For the first quarter of 2010, BGC Partners’ GAAP revenues were $347.2 million versus $283.9 million in the first quarter of 2009. Revenues used to calculate distributable earnings were $348.9 million, compared with the prior year quarter’s $286.1 million. First quarter 2010 GAAP revenues were reduced by $1.7 million due to BGC Partners’ pro rata share of losses on equity investments, while first quarter 2009 GAAP revenues were reduced by $2.1 million due to its pro rata share of losses on equity investments. These non-cash items were not included in distributable earnings revenues.

Double-digit percentage year-over-year gains in brokerage revenues from Rates, Equities and Other Asset Classes, and Foreign Exchange as well as the acquisition of Liquidez were partially offset by a slight decline in brokerage revenues from Credit.

Brokerage revenues for both GAAP and distributable earnings increased by 23.4 percent to $325.2 million, compared with $263.5 million in the prior year quarter. For the first quarter of 2010, Rates revenues were $145.4 million, Credit revenues were $89.7 million, Equities and Other Asset Classes revenues were $45.5 million, and Foreign Exchange revenues were $44.7 million. In comparison, for the first quarter of 2009, Rates revenues were $113.9 million, Credit revenues were $91.3 million, Equities and Other Asset Classes revenues were $26.3 million, and Foreign Exchange revenues were $32.0 million.4

BGC Partners’ Rates revenues increased by 27.6 percent in the first quarter of 2010 compared to the year-earlier period, with similar growth rates from both the Company’s voice/hybrid and fully electronic Rates businesses. These increases were driven primarily by continuing high levels of global fixed income issuance and subsequent secondary market trading activity. Quarterly revenues from Equities and Other Asset Classes increased by 72.9 percent year-over-year, driven primarily by strong growth globally from the Company’s equity-derivatives products as BGC Partners continued to invest in this area. Foreign Exchange revenues increased by 39.8 percent versus the year-ago quarter due primarily to a sharp rebound in global volumes, particularly as credit issues eased for customers of the Company’s Emerging Markets desks. In addition, BGC Partners generated significant growth in revenues from the Company’s fully electronic foreign exchange business compared with the first quarter of 2009.

Credit revenues decreased by 1.8 percent year-on-year, due to an industry-wide decline in corporate bond and overall credit derivative revenues compared to the year-earlier period. This was partially offset by strong growth in sovereign credit default swap activity. BGC Partners also generated substantial growth in revenues from the fully electronic trading of Credit products compared to a year earlier.

[4]

These brokerage revenue figures have been adjusted for all prior periods to reflect the current classifications of certain brokerage desks. These adjustments had no impact on the Company’s total brokerage revenues, revenues related to fully electronic trading, overall revenues, or income for either GAAP or distributable earnings purposes.

In the first quarter of 2010, Rates represented 41.7 percent of total distributable earnings revenues, Credit 25.7 percent, Equities and Other Asset Classes 13.0 percent, and Foreign Exchange 12.8 percent. In comparison, for the first quarter of 2009, Rates represented 39.8 percent of total distributable earnings revenues, Credit 31.9 percent, Equities and Other Asset Classes 9.2 percent, and Foreign Exchange 11.2 percent.

First quarter of 2010 revenues related to fully electronic trading5 increased by 57.9 percent to $31.3 million, which represented 9.0 percent of total distributable earnings revenues. This compares to $19.8 million or 6.9 percent of total distributable earnings revenues in the prior year period. This improvement was driven by year-over-year growth in global volumes from the fully electronic trading of a number of products, including U.S. Treasuries, Canadian sovereigns, European government bonds, spot foreign exchange, foreign exchange options, non-deliverable forwards, corporate bonds, single name corporate and sovereign credit default swaps, and corporate and sovereign credit derivative indices.

First Quarter Expenses

Total GAAP expenses were $361.1 million in the first quarter of 2010 compared with $262.6 million in the prior year period. Total expenses on a distributable earnings basis were $304.1 million compared with $256.0 million in the first quarter of 2009.

On a distributable earnings basis, the Company’s compensation and employee benefits were $214.7 million or 61.5 percent of revenue in the first quarter of 2010. In comparison, these figures were $174.3 million and 60.9 percent, respectively, in the year-earlier period.

The difference between first quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due to the previously mentioned one-time $41.3 million, non-recurring charge related to the modification of pre-merger employee contractual arrangements; as well as $15.7 million in charges relating to the aforementioned redemption of units. First quarter 2010 compensation and employee benefits as calculated for distributable earnings also excluded $0.5 million in non-cash, non-dilutive charges related to restricted stock units and REUs granted pre-merger; and $0.1 million in expenses related to dividend equivalents to holders of restricted stock units. These charges were partially offset by a $0.7 million credit related to exchangeability of founding partner interests granted pre-merger.

The difference between first quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $2.5 million in non-cash and non-dilutive charges related to restricted stock units and REUs granted pre-merger and $0.1 million in expense related to dividend equivalents to holders of restricted stock units. These charges were partially offset by a credit of $1.0 million related to exchangeability of founding partner interests granted pre-merger.

[5]

For the first quarter of 2010, this includes $25.7 million in the “total brokerage revenues” line item and $5.6 million in the “fees from related parties” line item. In the year-earlier period, these figures were $15.2 million and $4.6 million, respectively.

For the first quarter of 2010, non-compensation expenses were $89.4 million on both a GAAP and distributable earnings basis. This represented 25.8 percent of GAAP revenues and 25.6 percent of distributable earnings revenues. For the first quarter of 2009, non-compensation expenses were $81.7 million on both a GAAP and distributable earnings basis, representing 28.8 percent of GAAP revenues and 28.6 percent of distributable earnings revenues, respectively.

First Quarter Income

The Company recorded a GAAP loss from continuing operations before income taxes of $13.9 million, GAAP net loss for fully diluted shares of $4.2 million, and GAAP net loss per fully diluted share of $0.05 in the first quarter of 2010. This compares to GAAP income from continuing operations before income taxes of $21.3 million, GAAP net income for fully diluted shares of $19.9 million, and GAAP net income per fully diluted share of $0.10 in the first quarter of 2009.

In the first quarter of 2010, BGC Partners’ pre-tax distributable earnings were $44.8 million or $0.20 per fully diluted share, compared with $30.1 million or $0.15 per fully diluted share in the first quarter of 2009. The Company’s pre-tax distributable earnings margin was 12.8 percent in the first quarter of 2010 versus 10.5 percent in the prior year period.

BGC Partners recorded post-tax distributable earnings of $38.1 million or $0.17 per fully diluted share in the first quarter of 2010 compared with $22.6 million or $0.11 per fully diluted share in the first quarter of 2009. The Company’s post-tax distributable earnings margin was 10.9 percent in the first quarter of 2010 versus 7.9 percent in the prior year period.

In the first quarter of 2010, the effective tax rate for distributable earnings was 14.9 percent compared with 26.6 percent a year earlier.

Because GAAP does not allow for the inclusion of anti-dilutive instruments when calculating loss per share, the Company had a fully diluted weighted average share count of 82.9 million for the three months ended March 31, 2010. For calculating distributable earnings, the Company had a fully diluted weighted average share count of 222.6 million for the same period. For both GAAP and distributable earnings this figure was 200.0 million in the year earlier period. As of March 31, 2010, the Company’s fully diluted share count was 220.2 million for distributable earnings purposes.

Front Office Statistics

BGC Partners had 1,551 brokers and salespeople as of March 31, 2010, roughly flat when compared to 1,553 as of December 31, 2009 but up by 19.0 percent from 1,303 as of March 31, 2009. Revenue generated by the average front office employee6 for the first quarter of 2010 was up 5.2 percent to approximately $220,000 compared with approximately $209,000 in the prior year period and up 17.0 percent versus approximately $188,000 in the fourth quarter of 2009.

[6]	This includes revenues from “total brokerage revenues” and “market data and software solutions”, as well as the portion of “fees from related parties” related to fully electronic trading.

Balance Sheet

As of March 31, 2010, the Company’s cash position, which it defines as cash and cash equivalents and cash segregated under regulatory requirements, was $391.9 million; notes payable and collateralized borrowings were $166.1 million; book value per share was $2.21; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders’ equity”, was $393.4 million.

In comparison, as of December 31, 2009, the Company’s cash position was $471.5 million; notes payable and collateralized borrowings were $167.6 million; book value per share was $2.44; and total capital was $437.9 million.

The decline in cash from year-end 2009 was due primarily to the payment of year-end bonuses, the repurchase and redemption of shares and partnership units, and the settlement of payables to related parties.

Second Quarter 2010 Outlook

The Company expects to generate distributable earnings revenues of between $320 million and $340 million in the second quarter of 2010, an increase of approximately 9 percent to 16 percent compared with $294.0 million in the prior year period.

The Company expects second quarter 2010 pre-tax distributable earnings to be between approximately $38 million and $45 million, an increase of approximately 18 to 40 percent versus $32.1 million in the second quarter of 2009. BGC Partners expects second quarter 2010 post-tax distributable earnings to be between $32 million and $38 million, an increase of approximately 34 to 60 percent compared with $23.8 million in the year-earlier quarter.7

BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent for the full year 2010.

Quarterly Dividend and Stock Repurchase

On May 4, 2010, the Company’s Board of Directors declared a record quarterly cash dividend of $0.14 per share payable on May 28, 2010 to Class A and Class B common stockholders of record as of May 14, 2010. This represents an increase of approximately 133.3 percent sequentially and 55.6 percent year-over-year.

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company’s also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units.

From January 1, 2010 through April 30, 2010, the Company repurchased approximately 2.9 million shares of its Class A common stock for an aggregate purchase price of $17.4 million.

[7]

On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. Beginning in the second quarter of 2010, the Company’s distributable earnings per share calculations will therefore include an additional 21.4 million shares, but will exclude the $3.3 million of interest expense associated with these notes.

During the first quarter of 2010, the Company also redeemed approximately 4.6 million partnership units for a total consideration of $28.4 million. In total, BGC Partners used approximately $45.8 million for these repurchase and redemptions, and in doing so reduced the Company’s fully diluted share count by a total of approximately 7.5 million.

These repurchases and redemptions are detailed in the following table:

Period	Number of shares purchased	Effective Average Price per Share
January	—	$—
February	—	$—
March	2,319,731	$5.76
April	607,902	$6.58

Total Repurchases	2,927,633	$5.93

Period	Number of units redeemed	Average price per unit
March	4,604,026	$6.17
Total Repurchases and Redemptions	7,531,659	$6.08

As of April 30, 2010, the Company had approximately $15.0 million remaining from its repurchase authorization. On May 4, 2010, the Company’s Board of Directors authorized an $85 million increase in BGC Partners’ repurchase authorization, bringing the total amount available for future repurchases to $100 million.

Conference Call

BGC Partners will host a conference call on Thursday, May 6, at 8:30 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	05/06/2010 8:30 AM Eastern Time
U.S. Dial In:	888-679-8034
International Dial In:	617-213-4847
Participant Passcode:	87028603
Pre-Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PRJENACCH

REPLAY:

Available From –To:	05/06/2010 11:30 AM- 05/13/2010
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	48602330

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global intermediary to the wholesale financial markets, specializing in the brokering of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has 20 offices, located in New York and London, as well as in Beijing (representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings”, “pre-tax distributable earnings “and “post-tax distributable earnings” as supplemental measures of operating performance and which are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before income taxes”,

“net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ pro rata share of earnings or losses from its equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes excluding non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges, for REUs granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion;

•	Allocation of net income to founding/working partner units including REUs, RPUs, PSUs and PSIs; and

•	Non-cash asset impairment charges, if any.

•	Charges related to repurchases, cancellations or redemptions of partnership interests.

Distributable earnings calculations also exclude certain one-time or non-recurring items, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•

Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period. In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution.

In addition to the pro rata distribution of net income to BGC Holdings founding/working partner units, PSUs, PSI, RPUs, REUs, and to Cantor for its non-controlling interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its common stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

Employees who are holders of unvested restricted stock units (“RSUs”) are granted pro-rata payments equivalent to the amount of dividend paid to common stockholders. Under GAAP,

dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP revenues, “income (loss) from continuing operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and GAAP “net income (loss) for fully diluted shares” and GAAP “income (loss) from continuing operations before income taxes” for the Company in the periods discussed in this release.

Note Regarding Settlement

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CFC”), an affiliate of the Company. CFC is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CFC, the Company, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CFC, the Company, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Discussion of Forward-Looking Statements by BGC Partners

The information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to: our relationship with Cantor Fitzgerald, L.P. and its affiliates (“Cantor”) and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, reliance on Cantor for liquidity and capital and other relationships; pricing and commissions and market position with respect to any of our products and services and those of our competitors; the effect of industry concentration and reorganization, reduction of customers and consolidation; liquidity, clearing capital requirements and the impact of recent credit market events and regulations requiring central clearing or exchange-based execution for certain of our products; market conditions, including trading volume and volatility, and further deterioration of the equity and debt capital markets; economic or geopolitical conditions or uncertainties; the extensive regulation of the Company’s businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters; factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, as well as counterparty failure; the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property, or employment or other litigation and their related costs; certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing or refinancing of existing debt, and risks of the resulting leverage, as well as interest and currency rate fluctuations; the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share; the ability to enter into marketing and strategic alliances and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions; the ability to hire new personnel; the ability to expand the use of technology for our hybrid platform, including screen-assisted, voice-assisted and fully electronic trading; effectively managing any growth that may be achieved; financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls and our ability to prepare historical and pro forma financial statements and reports in a timely manner; the effectiveness of risk management policies and procedures, including the ability to detect and deter unauthorized trading or fraud, unexpected market moves and similar events; the ability to meet expectations with respect to payment of dividends, distributions and repurchases of our common stock or purchases of BGC Holdings, L.P. (“BGC Holdings”) limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, and our employees; and the risks and other factors described herein under the heading “Item 1A—Risk Factors” in our most recent Form 10-K filed with the SEC on March 16, 2010, and as updated in subsequent filings on Form 10-Q.

The foregoing risks and uncertainties, as well as those risks discussed under the heading “Item 7A—Quantitative and Qualitative Disclosures About Market Risk” and elsewhere in our most recent 10-K and subsequent filings on Form 10-Q, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the filing date of our most recent Form 10-K with the SEC, as updated from time to time in subsequent filings on Form 10-Q, and future events or circumstances could differ significantly from these forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our discussions in financial releases often summarize the significant factors affecting our results of operations and financial condition during the years ended December 31, 2009, 2008 and 2007, respectively. This discussion is provided to increase the understanding of, and should be read in conjunction with, our Consolidated Financial Statements and the accompanying Notes thereto included elsewhere in our most recent Form 10-K.

Contacts

Media:	Investors:
US: Florencia Panizza	Jason McGruder
212-294-7938	212-829-4988
fpanizza@bgcpartners.com	jmcgruder@bgcpartners.com

Robert Hubbell	Chris Walters
212-294-7820	212-294-8059
rhubbell@bgcpartners.com	cwalters@bgcpartners.com

###

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except share and per share data)

	March 31, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$389,268	$469,301
Cash segregated under regulatory requirements	2,651	2,200
Securities Borrowed	35,035	—
Loan receivables from related parties	980	980
Securities owned	2,124	2,553
Marketable securities	1,534	1,510
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	894,692	413,980
Accrued commissions receivable, net	145,819	108,495
Forgivable and other loan receivables from employees and partners	135,459	138,113
Fixed assets, net	136,859	132,966
Investments	22,134	23,173
Goodwill	76,802	77,118
Other intangible assets, net	13,083	13,912
Receivables from related parties	14,161	14,459
Other assets	50,987	65,789

Total assets	$1,921,588	$1,464,549

Liabilities, Redeemable Partnership Interest and Total Equity:
Accrued compensation	$180,083	$143,283
Securities sold, not yet purchased	39	11
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	870,765	385,345
Payables to related parties	23,604	64,169
Accounts payable, accrued and other liabilities	278,427	256,452
Deferred revenue	9,162	9,805
Notes payable and collateralized borrowings	166,144	167,586

Total liabilities	1,528,224	1,026,651
Redeemable partnership interest	101,558	103,820
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 72,408 and 70,661 shares issued at March 31, 2010 and December 31, 2009, respectively; and 55,551 and 56,124 shares outstanding at March 31, 2010 and December 31, 2009, respectively	724	707
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 26,448 and 26,448 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively, convertible into Class A common stock	264	264
Additional paid-in capital	295,996	292,881
Treasury stock, at cost: 16,857 and 14,537 shares of Class A common stock at March 31, 2010 and December 31, 2009, respectively	(103,127)	(89,756)
Retained deficit	(11,390)	(2,171)
Accumulated other comprehensive income (loss)	(1,350)	(36)

Total stockholders’ equity	181,117	201,889

Noncontrolling interest in subsidiaries	110,689	132,189

Total equity	291,806	334,078

Total liabilities, redeemable partnership interest, and equity	$1,921,588	$1,464,549

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Commissions	$222,033	$172,280
Principal transactions	103,128	91,261

Total brokerage revenues	325,161	263,541

Fees from related parties	15,926	14,924
Market data	4,387	4,462
Software solutions	1,752	1,498
Interest income	672	1,312
Other revenues	1,002	320
Losses on equity investments	(1,749)	(2,143)

Total revenues	347,151	283,914

Expenses:
Compensation and employee benefits	271,688	175,837
Allocation of net income to founding/working partner units	—	4,227
Allocation of net income to REUs/RPUs	—	852

Total compensation and employee benefits	271,688	180,916
Occupancy and equipment	28,128	25,824
Fees to related parties	4,034	4,335
Professional and consulting fees	10,069	7,484
Communications	19,068	15,324
Selling and promotion	15,917	15,004
Commissions and floor brokerage	4,887	3,675
Interest expense	2,911	2,397
Other expenses	4,389	7,630

Total non-compensation expenses	89,403	81,673

Total expenses	361,091	262,589
(Loss) Income from continuing operations before income taxes	(13,940)	21,325
(Benefit) Provision for income taxes	(2,987)	7,031

Consolidated net (loss) income	(10,953)	14,294

Less: Net (loss) income attributable to noncontrolling interest in subsidiaries	(6,742)	6,214

Net (loss) income available to common stockholders	$(4,211)	$8,080

Per share data:
Basic (loss) earnings per share
Net (loss) income available to common stockholders	$(4,211)	$8,080

Basic (loss) earnings per share	$(0.05)	$0.10

Basic weighted average shares of common stock outstanding	82,873	80,561

Fully diluted (loss) earnings per share
Net (loss) income for fully diluted shares	$(4,211)	$19,892

Fully diluted (loss) earnings per share	$(0.05)	$0.10

Fully diluted weighted average shares of common stock outstanding	82,873	199,981

Dividends declared per share of common stock	$0.06	$0.09

Dividends declared and paid per share of common stock	$0.06	$—

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q1 2010	Q1 2009
Revenues:
Brokerage revenues:
Rates	$145,350	$113,947
Credit	89,680	91,334
Equities and other asset classes	45,466	26,302
Foreign exchange	44,665	31,958

Total brokerage revenues	325,161	263,541
Market data and software solutions	6,139	5,960
Fees from related parties, interest and other revenues	17,600	16,556

Total revenues	348,901	286,057

Expenses:
Compensation and employee benefits (a)	214,701	174,334
Other expenses	89,403	81,673

Total expenses	304,104	256,007

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	44,797	30,050

Noncontrolling interest in subsidiaries (b)	73	(519)
Provision for income taxes	6,663	8,002

Post-tax distributable earnings to fully diluted shareholders	$38,061	$22,567

Earnings per share:
Fully diluted pre-tax distributable earnings per share	$0.20	$0.15

Fully diluted post-tax distributable earnings per share	$0.17	$0.11

Fully diluted weighted average shares of common stock outstanding	222,564	199,981

Total Revenues ($)	348,901	286,057

Total Compensation Expense ($) (a)	214,701	174,334

Compensation expense as a percent of revenues	61.5%	60.9%

Non-Compensation expense as a percent of revenues	25.6%	28.6%

Pre-tax distributable earnings margins (on distributable earnings revenues)	12.8%	10.5%

Post-tax distributable earnings margins (on distributable earnings revenues)	10.9%	7.9%

Effective Tax Rate	14.9%	26.6%

Notes and Assumptions

(a) - Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to founding/working Partners, and dividends paid to restricted stock unit holders.

(b) - Noncontrolling interest allocation associated with joint ownership of administrative services company.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	Q1 2010	Q1 2009
GAAP (loss) income from continuing operations before income taxes	$(13,940)	$21,325
Allocation of net income to founding/working partners holding units	—	4,227
Allocation of net income to REUs	—	852

Pro forma pre-tax operating (loss) income available to fully diluted shareholders	(13,940)	26,404

Pre-tax adjustments:
Compensation expenses related to pre-merger activities: redemption of partnership units; pre-merger grants of founding partner interests; the activation of exchangeability of founding partner interests	(701)	(1,029)
Compensation expense for restricted stock units and REUs granted pre-merger	519	2,470
Equity loss on investments	1,749	2,143
Dividend equivalents to RSUs	129	62
Redemption of REUs, RPUs, PSIs and Founding Partner Units	15,695	—
One-time and non-recurring GAAP compensation charge for the modification of pre-merger employee contractual arrangements	41,345	—

Total pre-tax adjustments	58,737	3,646
Pre-tax distributable earnings	$44,797	$30,050

GAAP net (loss) income available to common stockholders	$(4,211)	$8,080
Allocation of net income to founding/working partners holding units	—	4,227
Allocation of net income to REUs	—	852
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	(6,815)	6,733

Pro forma net (loss) income for fully diluted shares	$(11,026)	$19,892
Total pre-tax adjustments (from above)	58,737	3,646
Income tax adjustment to reflect effective tax rate	(9,650)	(971)

Post-tax distributable earnings	$38,061	$22,567

Pre-tax distributable earnings per share	$0.20	$0.15

Post-tax distributable earnings per share	$0.17	$0.11

Fully diluted weighted average shares of common stock outstanding	222,564	199,981

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

					% Change	% Change
	1Q10	1Q09	FY2009	FY2008	1Q10 vs. 1Q09	FY09 vt. FY08
Notional Volume (in $US billions)
Fully Electronic Rates*	11,557	7,757	37,922	46,100	49.0%	(17.7%)
Fully Electronic Credit & FX**	762	148	1,915	417	413.4%	359.6%

Total Fully Electronic Volume	12,319	7,906	39,837	46,517	55.8%	(14.4%)

HYBRID***
Total Hybrid Volume	33,073	19,914	86,147	85,179	66.1%	1.1%

TOTAL Hybrid & Fully Electronic Volume	45,392	27,820	125,984	131,696	63.2%	(4.3%)

Transaction Count
Fully Electronic Rates*	3,730,614	2,748,083	13,391,567	14,622,789	35.8%	(8.4%)
Fully Electronic Credit & FX**	354,067	76,790	921,181	88,522	361.1%	940.6%

Total Fully Electronic Transactions	4,084,681	2,824,873	14,312,748	14,711,311	44.6%	(2.7%)

HYBRID
Total Hybrid Transactions	560,763	300,604	1,396,573	1,287,398	86.5%	8.5%

TOTAL Hybrid and Fully Electronic Transactions	4,645,444	3,125,477	15,709,321	15,998,709	48.6%	(1.8%)

Trading Days	61	61	251	251

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000
**	Defined as Foreign Exchange Options, Credit Default Swaps, Foreign Exchange Non-Deliverable Forwards and Foreign Exchange Spot
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	125,894,602	82,796,633	398,885,635	588,653,706	52.1%	(32.2%)
CME - Euro $ Contracts	121,775,320	96,073,853	437,585,193	596,974,081	26.8%	(26.7%)
EUREX - Bund Contracts	55,677,833	44,971,799	180,735,004	257,827,619	23.8%	(29.9%)
ELX - US Treasury Contracts	3,324,070	N/A	5,008,459	N/A	NMF	NMF

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	31,734	24,008	104,376	140,061	32.2%	(25.5%)
Average Daily UST Volume	520	394	1,662	558	32.2%	197.9%

CME FX Futures Volume (3)	52,020,489	29,824,674	153,078,295	152,215,936	74.4%	0.6%

CLS FX Avg Daily Values - in billions (4)	4,021,360	3,219,685	3,406,226	3,896,776	24.9%	(12.6%)

NYSE - Volume (shares traded) - in millions (5)	140,074	219,068	738,120	802,164	(36.1%)	(8.0%)
Transaction Value - in millions	4,110,650	4,815,000	17,562,100	28,080,290	(14.6%)	(37.5%)

NASDAQ - Volume (shares traded) - in millions (6)	526,876	666,782	2,461,555	2,233,851	(21.0%)	10.2%
Transaction Value - in millions(7)	3,086,722	2,369,638	10,513,074	15,157,974	30.3%	(30.6%)

Total Industry Equity Option Volume (8)	925,000,644	860,315,433	3,612,637,118	3,582,572,581	7.5%	0.8%

TRACE All Bond Dollar Volume (in millions) (9)
TRACE All Bond Volume	1,233,666	1,053,243	4,562,864	3,449,719	17.1%	32.3%
Average Daily All Bond Dollar Volume	19,898	17,266	18,251	13,744	15.2%	32.8%

Sources:	(1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2) www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4) CLS Bank Monthly Report
(5) NYSE - www.nyse.com
(6) NASDAQ - www.nasdaqtrader.com
(7) Includes Transaction Value for NASDAQ listed securities only
(8) OCC- www.optionsclearing.com
(9) Bloomberg

Note: The above historical volume figures have been adjusted to reflect the reclassification of certain brokerage desks. These reclassifications had no impact on the Company’s total fully electronic or hybrid volumes or on BGC Partners revenues related to fully electronic trading, overall revenues, or earnings for either GAAP or distributable earnings purposes.